Exhibit 8.1

HUNTON ANDREWS KURTH LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202 TEL 214 · 468 · 3300 FAX 214 · 468 · 3599 www.huntonAK.com

July 22, 2024

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Re:	Federal Income Tax Opinions Issued to Business First Bancshares, Inc. in Connection with the Merger of Oakwood Bancshares, Inc. with and into Business First Bancshares, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Business First Bancshares, Inc., a Louisiana corporation and financial holding company (“BFST”), in connection with (A) the merger of Oakwood Bancshares, Inc., a Texas corporation and bank holding company (“Oakwood”), with and into BFST, with BFST surviving (the “Merger”) and (B) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-280245) (the “Registration Statement”), which includes the proxy statement/prospectus, originally filed with the Securities and Exchange Commission on June 17, 2024, and as amended on July 22, 2024.

The Merger shall be in accordance with and pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of April 25, 2024, by and between BFST and Oakwood (the “Merger Agreement”).  Pursuant to the requirements of Section 10.3(c) of the Merger Agreement and in connection with filing the Registration Statement, you have asked us to render an opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below are our opinions, together with the representations, assumptions and documents upon which we have relied in rendering our opinions.

A.        Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

1.         the Merger Agreement;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON

LONDON   LOS ANGELES   MIAMI   NEW YORK   RICHMOND   SAN FRANCISCO   TOKYO   TYSONS   WASHINGTON, DC

www.HuntonAK.com

Business First Bancshares, Inc.

July 22, 2024

2.         the Registration Statement;

3.         the Certificates of BFST and Oakwood, delivered to us on or about July 22, 2024, with respect to various factual representations and certifications (collectively, the “Certificates”); and

4.         such other documents as we have deemed necessary or appropriate for purposes of these opinions.

B.       Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C.        Assumptions

In connection with the opinions rendered below, we have assumed that:

1.         all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.         the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.        the Merger will be reported by BFST and Oakwood on their respective income tax returns in a manner consistent with the opinions set forth below; and

4.         the Certificates are true and accurate in all material respects as of the Effective Time of the Merger.

Business First Bancshares, Inc.

July 22, 2024

D.       Opinions

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Merger and subject to the limitations set forth herein, it is our opinion that (1) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the statements regarding the U.S. federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” insofar as they constitute statements of law or legal conclusions, accurately describe the material U.S. federal income tax consequences of the Merger.

E.        Limitations

1.         Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the U.S. Department of the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter.  There is no assurance that legislative, judicial, or administrative changes will not occur in the future.  We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.         The opinions expressed herein represent counsel’s best legal judgment, is not binding upon the Internal Revenue Service or the courts and is dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates.  To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations.  We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Merger Agreement.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way.  Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by BFST or Oakwood) could adversely affect the opinions stated herein.

Business First Bancshares, Inc.

July 22, 2024

3.         No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and these opinions may not be relied upon except with respect to the consequences specifically discussed herein. These opinions do not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.         This opinion letter is issued to you in connection with the filing of the Registration Statement.  No other person or entity may rely hereon without our express written consent.

Very truly yours, /s/ Hunton Andrews Kurth LLP Hunton Andrews Kurth LLP